UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2007

THE HARTCOURT COMPANIES INC.
(Exact name of registrant as specified in its charter.)

Utah
(State of Other Jurisdiction of Incorporation)

001-12671
(Commission File Number)

87-0400541
(I.R.S. Employee Identification No.)

Room 306, Yong Teng Plaza, No. 1065, Wu Zhong Road,
Shanghai, China 201103
(Address of principal executive offices)

Registrant’s telephone number, including area code: (86) 21 51521577

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On December 29, 2006, The Hartcourt Companies, Inc. (the “Company”) entered into a definitive agreement to purchase 100% of the equity interests in China Princely Education Technology Development Company Limited (“China Princely”), an authorized accrediting organization for China vocational education located in Beijing, the People’s Republic of China. Under the terms of the purchase agreement, the purchase price that the Company agreed to pay to the shareholders of China Princely is US$38,462 (RMB300,000) and 5,400,000 shares of the Company’s restricted common stock, which, pursuant to the purchase agreement, will be payable upon closing of the acquisition, plus a US$269,230 (RMB2,100,000) of capital injection in China Princely upon closing of the acquisition. Mr. Haisheng Zhou, current shareholder of China Princely, has personally guaranteed that the net profit of China Princely will be not less than US$256,000 for the year 2007, while the Company has guaranteed that the average 3-day closing price of its shares on the days immediately prior to the one year anniversary of the closing date will be not less than US$0.50 per share.

On May 15, 2007, the Company completed the acquisition of 100% of the equity interest in China Princely pursuant to the purchase agreement. China Princely has changed its name to Hartcourt Princely Education Technology Development (Beijing) Co., Ltd (“Hartcourt Princely”). The purchase price is US$38,462 (RMB300,000) and 5,400,000 shares of the Company’s restricted common stock. Additional capital of US$269,230 (RMB2,100,000) will also be injected to Hartcourt Princely.

Item 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On May 21, 2007, the Company issued to Haisheng Zhou and Gang Liu, the former shareholder of China Princely, pursuant to Regulation S promulgated under the Securities Act of 1933, an aggregate of 5,400,000 shares of the Company’s restricted common stock.

Item 9.01  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Exhibits

99.1      Press release dated May 15, 2007 announcing completion of acquisition of China Princely.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

  THE HARTCOURT COMPANIES INC.

Dated: May 21, 2007                                                                               By: /s/ Victor Zhou
Victor Zhou
Chief Executive Officer

Dated: May 21, 2007                                                                               By: /s/ Yungeng Hu
Yungeng Hu
Chief Financial Officer & President